Exhibit 10.5

                                                         May 25, 2007

Linda Carlo

Exec Vp / Business Development, Director to Consumer

Dept: 100 — Executive

Dear Linda:

We are pleased to inform you that you’ve been selected as a participant in the Casual Male Retail Group, Inc. Annual Incentive Plan for the Plan Year beginning February 4, 2007 and ending February 2, 2008. As a merchant participant in the Annual Incentive Plan, you may be eligible for a mid-year incentive payment depending on your performance against your personal performance goals through the first two (2) quarters of the fiscal year.

The Annual Incentive Plan is designed to reward key associates who are in leadership roles within the organization and are positioned to directly impact business results. In addition to providing key associates with a performance based financial incentive, the Plan adds value by reinforcing a high performance business culture, focusing attention on achieving specific financial performance objectives, driving productivity and efficiencies that improve sales and profits and Increasing shareholder value when performance objectives are met.

The Annual Incentive Plan consists of two (2) components:

•	Personal Performance Component
•	CMRG Performance Component

Your bonus participation level is summarized below:

•	40% Of Base Annual Earnings @ Target
•	60% based upon Personal Performance Goals
•	40% based upon CMRG Performance Goals

The amount of your bonus payment is calculated as a percentage of your annual base earnings and is based upon the performance of your business unit as measured against the performance criteria shown in the attached schedule.

We believe this years plan presents an outstanding opportunity to achieve and even surpass the established targets. We will periodically provide all participants with updated information of our progress against the performance goals. In the meantime, best of luck to all Incentive Plan participants….

/s/ DAVID A. LEVIN	/s/ DENNIS R. HERNREICH
David A. Levin, President and CEO	Dennis R. Hernreich, COO and CFO